VLOV

CROSS OVER

VLOV, Inc. designs, sources and markets fashion-forward apparel for middle class men ages 15-34 in China. VLOV is a leading lifestyle brand in the PRC, known for its stylish, chic casual wear. The Company employs a focused sales strategy, utilizing exclusive distribution agreements to reach more than 730 points of sale across 12 provinces. The creative process is managed in-house, while approximately 80% of manufacturing is outsourced. Additionally, the Company has a talented in-house marketing and advertising team that controls brand positioning. This unique operating model drives solid margins and cash flow. In 2009, VLOV was awarded China Fashion Week's Menswear Design Award.

SECTOR: Consumer
INDUSTRY: Apparel

VLOV, Inc.

Siming District
Xiamen
Fujian, China
Tel: (86592) 234-5999
www.vlov.com.cn

Investor Relations:
Christine Greany
HC International, Inc.
(858) 523-1732
christine.greany@hcinternational.net

SELECT FINANCIALS

OTCBB: VLOV	
Fiscal Year End	Dec. 31st
Market Cap	$80.1 M
Current Price (2/26/10)	$5.10
52-Week Price Range	$7.50 - $.28
Fully-Diluted Shares (9/30/09)	15.7 M
Cash (09/30/09)	$9.3 M
2008 Revenues	$51.9M
2008 Net Income	$9.2M
Management Ownership	57.6%
Legal	Richardson & Patel LLP
Auditor	Crowe Horwath & Co

INVESTMENT HIGHLIGHTS

- Compelling consumer market, marked by expected double-digit growth in retail sales of men's apparel from 2006-2011. VLOV's target demographic accounts for the greatest wealth creation in China today.
- Highly leverageable business model. The Company has the ability to expand its distribution and extend its brand reach without significant capital expenditures or external financing.
- Unique business model drives strong gross profit and operating margins. For the nine months ended September 30, 2009, the Company reported revenues of $45.8 million, an increase of 14.5%, while net income rose 27% to $8.8 million. Gross margins for the period were 36.0% and operating margins came in at 26.3%.
- Strong, predictable free cash flow.
- Experienced and talented management team. VLOV's CEO has more than 20 years of experience in apparel.

FINANCIAL PERFORMANCE

	FY 2007	FY 2008	vs. FY 2007	Nine Months Ended Sept. 30, 2009	vs. Nine months ended Sept. 30, 2008
Revenue	$39,727	$51,867	▲30.6%	$45.8 M	▲14.5%
Gross Profit	$14,788	$18,551	▲35.8%	$16.5 M	▲14.7%
Operating	$11,558	$12,301	▲29.1%	$12.0 M	▲28.7%
Net Income	$7,749	$9,192	▲17.7%	$8.8 M	▲27.0%

The VLOV Lifestyle Brand – "Victory & Love"



- VLOV represents Victory and Love, a reflection of a successful life.
- Lifestyle brand targeting middle-class male consumers ages 15-34 in China.
- Focused sales strategy includes 15 exclusive distributors who service more than 730 points of sale.
- Emphasis on fashion-forward designs with multiple new product launches each year.
- Strong brand recognition and equity in the PRC.

Compelling Market Opportunity

- China's wealthiest consumers are 25-44 years old.
- Retail sales of men's apparel, particularly local brands, continue to grow at double-digit rates.
- VLOV's target demographic – middle income men ages 15 to 34 – are sophisticated when it comes to fashion and great style, and scrutinizing about the brands they buy.


200
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Products & Distribution



Prices range from U.S. $26 to $220

- Products are sold under the VLOV brand in more than **730 Points of Sale** across northern, central, and southern China.
- The Company has **exclusive relationships with 15 distributors** who operate free standing stores, shop-in-shops, counters and concessions. This strategy enables the Company to leverage regional expertise and achieve economies of scale.
- VLOV maintains control over brand image, advertising and marketing.
- Approximately **80% of VLOV's manufacturing is outsourced**, optimizing working capital.



734 POS in Tier II and Tier III regions throughout China

Advertising & Marketing

- VLOV advertises the brand in fashion publications, local newspapers, outdoor venues and mall kiosks.
- The Company sponsors events, television programs and movies aimed at its **15-34 year old target demographic**.
- VLOV hosts fashion shows and promotional events .
- VLOV allocates approximately **5% of annual revenues** to marketing & advertising.
- The Company has a 35-person marketing & advertising staff focused on continually enhancing VLOV's lifestyle brand image and broadening its appeal.



Growth Initiatives

- Continue to evolve VLOV's lifestyle brand positioning to reflect a more elegant, stylish, casual chic image. The Company is currently refurbishing selected points of sale to be more reflective of its enhanced brand image.
- Extend price points to reach a broader consumer base.
- Expand depth of product offerings and increase SKUs.
- Broaden retail network through additional distribution agreements.
- Increase brand promotion, marketing and advertising; approximately 5% of annual revenues is allocated to advertising.
- Open flagship stores in more densely populated, higher income Tier I cities beginning in 2011.

Experienced Management Team

- **Qingqing Wu – Chairman and CEO**, graduated from Xiamen Jimei School of Light Industry in 1990 with a major in apparel design and received a Masters in Business Administration degree from Tsing-Hua University in 2007. Mr. Wu also serves as the Standing Director of the First Committee of the Association of Fabric & Apparel in Jinjiang City.
- **Yushan Zheng- CFO**, graduated from Jiangxi University of Finance & Economics in 1987 with a major in industrial economics. Mr. Zheng is a Chinese Certified Public Accountant and a Certified Tax Agent. Mr. Zheng has over 20 years of financial and accounting experience in the public and private accounting field.
- **Zhifan Wu – Director**, has over 20 years of experience in the purchasing functions in the fashion trade and has served as the manager of the Purchasing Department since 2006. Mr. Wu worked as the purchasing assistant at Huangbao Apparel Co., Ltd. from 1996 to 2000. From March 2000 to 2005, Mr. Wu served as the manager of the Purchasing Department in Huangbao Apparel Co., Ltd.

Disclaimer

Statements included in this document may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, market demand, and the company's ability to expand production capacity and obtain new distribution agreements, accurately estimate net revenues due to variability in its customer ordering or production capabilities. As a result, actual results may differ materially from any financial outlooks stated herein. Common stocks involve significant risk and it is possible to lose your entire capital investment. Further information on potential factors that could affect the Company's financial results can be found on www.sec.gov. American Capital Ventures, Inc. signed a one year investor relations agreement commencing January 26, 2010 with VLOV. Under the agreement, ACV was compensated $136,000 and a warrant to purchase 130,000 shares at a strike price of $3.63. HC International contracted with ACV to provide IR services for VLOV and was compensated under a six month investor relations agreement $30,000 and a warrant to purchase 60,000 shares at a strike price of $3.63. Principals and consultants of HCI may own stock in VLOV, Inc. (OTCBB: VLOV). This information does not provide an analysis of the Company's financial position and is not a solicitation to purchase or sell securities of the Company.